Exhibit 99.1

AÉROPOSTALE REPORTS RESULTS FOR SECOND QUARTER OF FISCAL 2012

Second Quarter Earnings of $0.00 Per Diluted Share
Provides Third Quarter Guidance

New York, New York, August 16, 2012 -- Aéropostale, Inc. (NYSE: ARO), a mall-based specialty retailer of casual apparel for young women and men, today reported results for the second quarter of fiscal 2012, and provided guidance for the third quarter of fiscal 2012.

Second Quarter Performance
Net income for the second quarter of 2012 was approximately $0.1 million, or $0.00 per diluted share. Net income for the second quarter of 2011 was $2.9 million, or $0.04 per diluted share, which included a non-recurring pre-tax benefit to the Company’s gross profit of $8.7 million, or $0.06 per diluted share, which resulted from the resolution of a dispute with one of the Company’s sourcing agents. Of this benefit, $8.0 million, related to periods prior to fiscal 2011. Excluding this item, the adjusted net loss for the second quarter of 2011 was ($1.7) million, or ($0.02) per diluted share.

For the second quarter of fiscal 2012, net sales increased 4% to $485.3 million, from $468.2 million in the year ago period. Comparable sales, including the e-commerce channel, for the second quarter were essentially flat compared to a 12% decrease last year. Comparable store sales, excluding the e-commerce channel, for the second quarter decreased 1%, compared to a 14% decrease last year.

Thomas P. Johnson, Chief Executive Officer, commented, "While we were encouraged by the customer response to our fashion offering, we were disappointed by our overall financial performance for the second quarter. Our core basics business experienced significant pricing pressure due to the highly promotional and competitive retail landscape. As a result, we promoted these businesses more aggressively than initially expected to end the quarter with inventories inline with our plan.”

E-commerce
Net revenue from the Company’s e-commerce business for the second quarter of fiscal 2012 increased 27% to $31.9 million, from $25.1 million in the year ago period.

Cash Positioning and Share Repurchase Program
The Company ended the quarter with cash and cash equivalents of $169.6 million and no debt. The Company currently has $145.2 million of availability remaining under its share repurchase program.

Store Growth and Capital Spending
The Company opened seven Aéropostale and 15 P.S. from Aéropostale stores, and closed four Aéropostale stores during the quarter. For the second quarter, the Company invested $20.8 million in planned capital expenditures.

Third Quarter Guidance
Based on a soft start to the important back-to-school selling season, the Company expects earnings in the range of $0.25 to $0.30 per diluted share, compared to net earnings of $0.30 per diluted share in the same period last year.

Mr. Johnson continued, “While I believe we are focused on the right key initiatives to improve our overall business, sales trends for the early back-to-school season have been inconsistent. As we move through the remainder of the year, our entire organization is aligned and committed to executing on our strategic initiatives with a sense of urgency and determination.”

Use of Non-GAAP Measures
The Company believes that the disclosure of adjusted net loss and adjusted loss per diluted share, which are non-GAAP financial measures, provides investors with useful information to help them better understand the Company’s results (see Exhibit D).

Conference Call Information
The Company will be holding a conference call today at 4:15 P.M EDT to review its second quarter results. The broadcast will be available through the ‘Investor Relations’ link at www.aeropostale.com and www.fulldisclosure.com. To listen to the broadcast your computer must have Windows Media Player installed. If you do not have Windows Media Player go to the latter site prior to the call, where you can download the software for free.

About Aéropostale, Inc.
Aéropostale®, Inc. is a primarily mall-based, specialty retailer of casual apparel and accessories, principally targeting 14 to 17 year-old young women and men through its Aéropostale® stores and 4 to 12 year-old kids through its P.S. from Aéropostale® stores. The Company provides customers with a focused selection of high quality fashion and fashion basics at compelling values in an innovative and exciting store environment. Aéropostale® maintains control over its proprietary brands by designing, sourcing, marketing and selling all of its own merchandise. Aéropostale® products can only be purchased in Aéropostale® stores and online at www.aeropostale.com. P.S. from Aéropostale® products can be purchased in P.S. from Aéropostale® stores and online at www.ps4u.com and www.aeropostale.com. The Company currently operates 914 Aeropostale® stores in 50 states and Puerto Rico, 75 Aéropostale stores in Canada and 97 P.S. from Aéropostale® stores in 22 states. In addition, pursuant to various licensing agreements, our licensees currently operate 20 Aéropostale® and P.S. from Aéropostale® stores in the Middle East, Asia and Europe.

SPECIAL NOTE: THIS PRESS RELEASE AND ORAL STATEMENTS MADE FROM TIME TO TIME BY REPRESENTATIVES OF THE COMPANY CONTAIN CERTAIN "FORWARD-LOOKING STATEMENTS" CONCERNING EXPECTATIONS FOR SALES, STORE OPENINGS, GROSS MARGINS, EXPENSES, STRATEGIC DIRECTION AND EARNINGS. ACTUAL RESULTS MIGHT DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO MATERIALLY DIFFER INCLUDE, CHANGES IN THE COMPETITIVE MARKETPLACE, INCLUDING THE INTRODUCTION OF NEW PRODUCTS OR PRICING CHANGES BY OUR COMPETITORS, CHANGES IN THE ECONOMY AND OTHER EVENTS LEADING TO A REDUCTION IN DISCRETIONARY CONSUMER SPENDING; SEASONALITY; RISKS ASSOCIATED WITH CHANGES IN SOCIAL, POLITICAL, ECONOMIC AND OTHER CONDITIONS AND THE POSSIBLE ADVERSE IMPACT OF CHANGES IN IMPORT RESTRICTIONS; RISKS ASSOCIATED WITH UNCERTAINTY RELATING TO THE COMPANY'S ABILITY TO IMPLEMENT ITS GROWTH STRATEGIES, AS WELL AS THE OTHER RISK FACTORS SET FORTH IN THE COMPANY'S FORM 10-K AND QUARTERLY REPORTS ON FORM 10-Q, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS OR CIRCUMSTANCES.

EXHIBIT A

AÉROPOSTALE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	July 28, 2012	January 28, 2012	July 30, 2011

ASSETS
Current Assets:
Cash and cash equivalents	$169,640	$223,712	$73,077
Merchandise inventory	246,708	163,522	248,491
Other current assets	65,921	54,565	79,241
Total current assets	482,269	441,799	400,809

Fixtures, equipment and improvements, net	300,517	287,393	316,000

Other assets	4,161	6,041	5,186

TOTAL ASSETS	$786,947	$735,233	$721,995

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$141,031	$103,476	$159,805
Accrued expenses	89,788	89,735	75,249
Total current liabilities	230,819	193,211	235,054

Other non-current liabilities	134,012	132,588	129,854

Stockholders’ equity	422,116	409,434	357,087

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$786,947	$735,233	$721,995

EXHIBIT B

AÉROPOSTALE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND
SELECTED STORE DATA
(In thousands, except per share and store data)
(Unaudited)

	13 weeks ended
	July 28, 2012		July 30, 2011
		% of sales		% of sales
Net sales	$485,337	100.0%	$468,191	100.0%
Cost of sales (including certain buying, occupancy and warehousing expenses) [1]	362,567	74.7	354,156	75.6
Gross profit[1]	122,770	25.3	114,035	24.4
Selling, general and administrative expenses	122,175	25.2	108,649	23.2
Income from operations	595	0.1	5,386	1.2
Interest expense, net	148	0.0	48	0.0
Income before income taxes	447	0.1	5,338	1.2
Income taxes	376	0.1	2,397	0.5
Net income	$71	0.0%	$2,941	0.7%
Basic earnings per share	$0.00		$0.04
Diluted earnings per share	$0.00		$0.04
Weighted average basic shares	81,266		80,729
Weighted average diluted shares	81,708		81,259

STORE DATA:

Comparable sales change (including e-commerce channel)	0%		(12)%
Comparable store sales change (excluding e-commerce channel)	(1)%		(14)%
Stores open at end of period	1,085		1,042
Total square footage at end of period	4,010,522		3,836,721
Average square footage during period	3,988,909		3,820,432

1 During the second quarter of 2011, the Company recorded a favorable pre-tax benefit of $8.7 million, resulting from the resolution of a previously disclosed dispute with one of our sourcing agents. Of this benefit, $8.0 million related to periods prior to fiscal 2011 (see Exhibit D).

EXHIBIT C

AÉROPOSTALE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND
SELECTED STORE DATA
(In thousands, except per share and store data)
(Unaudited)

	26 weeks ended
	July 28, 2012		July 30, 2011
		% of sales		% of sales

Net sales	$982,551	100.0%	$937,374	100.0%
Cost of sales (including certain buying, occupancy and warehousing expenses) [1]	720,769	73.4	686,681	73.3
Gross profit[1]	261,782	26.6	250,693	26.7
Selling, general and administrative expenses	244,498	24.9	217,731	23.2
Income from operations	17,284	1.7	32,962	3.5
Interest expense, net	307	0.0	115	0.0
Income before income taxes	16,977	1.7	32,847	3.5
Income taxes	6,330	0.6	13,539	1.4
Net income	$10,647	1.1%	$19,308	2.1%
Basic earnings per share	$0.13		$0.24
Diluted earnings per share	$0.13		$0.23
Weighted average basic shares	81,155		81,667
Weighted average diluted shares	81,667		82,352

STORE DATA:

Comparable sales change (including e-commerce channel)	1%		(9)%
Comparable store sales change (excluding e-commerce channel)	0%		(10)%
Average square footage during period	3,958,836		3,778,964

1 During the second quarter of 2011, the Company recorded a favorable pre-tax benefit of $8.7 million, resulting from the resolution of a previously disclosed dispute with one of our sourcing agents. Of this benefit, $8.0 million related to periods prior to fiscal 2011 (see Exhibit D).

EXHIBIT D

AÉROPOSTALE, INC.
RECONCILIATION OF NET INCOME AND DILUTED EARNINGS PER SHARE
(In thousands, except per share data)
(Unaudited)

The following table presents a reconciliation of net income and diluted earnings per share (“EPS”) on a GAAP basis to the non-GAAP adjusted basis discussed in this release.

	13 weeks ended
	July 28, 2012		July 30, 2011
	Net Income	Diluted EPS	Net Income	Diluted EPS

As reported	$71	$0.00	$2,941	$0.04
Vendor dispute resolution[1]	—	—	(4,688)	(0.06)
As adjusted	$71	$0.00	$(1,747)	$(0.02)

	26 weeks ended
	July 28, 2012		July 30, 2011
	Net Income	Diluted EPS	Net Income	Diluted EPS

As reported	$10,647	$0.13	$19,308	$0.23
Vendor dispute resolution[1]	—	—	(4,704)	(0.05)
As adjusted	$10,647	$0.13	$14,604	$0.18

1 During the second quarter of 2011, the Company recorded a favorable pre-tax benefit of $8.7 million, resulting from the resolution of a previously disclosed dispute with one of our sourcing agents. Of this benefit, $8.0 million related to periods prior to fiscal 2011.